Exhibit 99.1

Star Gas Partners, L.P.

9 West Broad Street, Suite 310

Stamford, CT 06902

September 30, 2015

Dan Donovan

Star Gas Partners, L.P.

9 West Broad Street, Suite 310

Stamford, CT 06902

Re: First Amendment to Letter Agreement dated July 22, 2013

Dear Mr. Donovan:

This Amendment to the Letter Agreement (this “Amendment”) amends that certain Letter Agreement dated as of July 22, 2013 and effective as of October 1, 2013 (the “Letter Agreement”), entered into by and between you, an individual (“you” or “Donovan”), and Star Gas Partners, L.P. and its subsidiaries (collectively the “Partnership”), regarding consulting services that you agreed to provide to the Partnership. (Capitalized terms not otherwise defined herein shall have the meaning assigned to such term in the Letter Agreement.)

In consideration of the mutual agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby amend the Letter Agreement as set forth in this Amendment.

1. Amendment of the Letter Agreement.

(a) The second sentence of Section 1 of the Letter Agreement is hereby amended and restated in its entirety to read as follows:

“You shall receive an annual consulting fee of $250,000, payable monthly in arrears (except that consulting fees payable for the period October 1, 2013 - March 31, 2014 shall be deferred and paid on April 1, 2014), with respect to each of the 12 month periods ending September 30, 2014, September 30, 2015, September 30, 2016 and September 30, 2017 (each such 12 months period a “Contract Year” and together the “Contract Term”) and you will be reimbursed for all expenses reasonably incurred by you in connection with these services.”;

(b) The term this “Agreement” in the Letter Agreement shall include, in addition to its original meaning, this Amendment; and

(c) The Letter Agreement, as amended hereby, shall continue to be valid, binding and enforceable against all Parties in accordance with its terms. The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions set forth in the

Letter Agreement, and, except as expressly modified and superseded by this Amendment, the terms and provisions of the Letter Agreement are ratified and confirmed and shall continue in full force and effect.

2. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute but one and the same instrument.

3. Severability. Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

4. Headings. The headings, captions, and arrangements used in this Amendment are for convenience only and shall not affect the interpretation of this Amendment.

[Signature Page Follows]

If the foregoing accurately reflects your understanding and agreement, please indicate as much by signing and returning to the Partnership the enclosed copy of this Amendment.

Very truly yours,

STAR GAS PARTNERS, L.P.

By: Kestrel Heat, LLC, its general partner

By:	/s/ Richard Ambury
Name:	Richard Ambury
Title:	Chief Financial Officer

ACKNOWLEDGED AND AGREED

AS OF THE DATE OF THIS LETTER AGREEMENT

By:	/s/ Dan Donovan
Name: Dan Donovan

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